Exhibit 10.16

November 15, 2022

Jeannette Koonce
[***]

Re: Employment with Cvent, Inc.

Dear Jeannette:

This is your employment agreement with Cvent, Inc., a Delaware corporation (as such company’s name may change from time to time and such company’s successors and assigns, the “Company”). It sets forth the terms of your continued employment by the Company. We are very excited about your leadership in Legal and value the role that you will serve on our team going forward.

1.
As of May 2022, you have served and will continue to serve as Vice President, General Counsel and Corporate Secretary of the Company, reporting to the Chief Executive Officer of the Company, or any other officer as directed by the Board of Directors of the Company (the “Board”) with the consent of the Chief Executive Officer. In this capacity, you will have the responsibilities and duties consistent with such position. As previously discussed, we plan to promote you to Senior Vice President, General Counsel & Corporate Secretary during the first quarter 2023 promotion cycle, subject to prior discussions between you and the CEO as to areas that need to be improved prior to your promotion.
2.
Your base salary as of May 16, 2022 was $400,000.00 per year (the “Initial Base Salary”), less deductions and withholdings required by law or authorized by you, and will be subject to review annually with the rest of the executive management team (customarily in the First Quarter) for any increases or decreases; provided, however, that the aggregate amount of any decreases during the course of your employment hereunder shall not be greater than 10% of the Initial Base Salary, and any such decreases may only be implemented in conjunction with a general decrease affecting the executive management team.

Your base salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

For the 2022 fiscal year, you are currently eligible to receive an annual bonus with a target amount equal to $125,000 (the “Bonus”). The Bonus will be awarded at the sole discretion of the Board, based upon the Board’s and the Company’s Chief Executive Officer’s mutual determination as to your achievement of predetermined corporate and individual thresholds, which may include management by objectives (“MBO”) targets and financial targets such as bookings, revenue, recurring revenue, gross profit and/or EBITDA targets.

With respect to bonus periods beginning on and after January 1, 2023, the bonus formulas, MBOs, performance milestones and all other elements of your bonus opportunities shall be established by the Board, in its sole discretion, and communicated in writing (including email) to you from time to time. Each annual bonus earned for a fiscal year shall be paid within 30 days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements. In any event, payment of any bonus that becomes due with respect to a fiscal year shall be paid in the calendar year following the calendar year in which the fiscal year ends, subject, in each case, to your continued employment on the applicable payment date.

3.
You will also be eligible to participate in health, dental and vision insurance plans and other employee benefit plans established by the Company or its affiliates for their employees from time to time, in accordance with the terms of such plans, so long as they remain generally available to such employees.
4.
During your employment, your position shall be based in Tysons Corner, Virginia. Your duties may involve occasional domestic and international travel.
5.
In the first quarter of 2023, subject to Board approval, you will be eligible to receive an equity award with an aggregate award value of no less than $400,000, which award will vest 25% each year over four years in equal annual installments on or around the anniversary of the grant date.
6.
There are some formalities that you have previously completed, which will remain in force and effect as a condition of your continued employment:
•
You must carefully consider and sign the Company’s “Executive Non-Disclosure, Invention, Non-Competition and Non-Solicitation Agreement” (attached to this letter as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect their proprietary information and their rights in inventions.
•
So that the Company has proper records of inventions that may belong to you, we ask that you also review and update, if necessary, Exhibit A attached to Exhibit A.
•
You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration pursuant to the arbitration clause set forth in Section 14 of Exhibit A. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration clause set forth in Section 14 of Exhibit A.
7.
We also wish to remind you that, as a condition of your employment, you are expected to abide by the Company’s, its subsidiaries’ and affiliates’ written policies and procedures, which may be amended from time to time, at the Company’s sole discretion.
8.
Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason. You shall be entitled to terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than eight (8) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue to work throughout the Notice Period;

provided that, you will receive a cash payment equal to the base salary you would have otherwise earned during the remaining portion of the Notice Period had the Company not given immediate effect to your resignation. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices.
9.
If the Company terminates your employment without Cause or you voluntarily terminate your employment for Good Reason, you will be entitled to receive (x) a severance payment equal to 12 months of your then applicable base salary, less deductions and withholdings required by law or authorized by you (the “Severance Pay”); provided that to the extent you receive any remuneration in respect of services performed by you during the period between the date that is 6 months following termination of your employment and the date that is 12 months following termination of your employment, such remuneration shall be offset against and reduce the amounts payable under this clause on a dollar-for-dollar basis (for the avoidance of doubt, you are required to mitigate the payments provided to you under this Section 9(x) by seeking, in good faith, other employment or engagement), (y) solely to the extent approved in writing by the Board and the Chief Executive Officer, a prorated portion of any bonus that you otherwise would have earned during the fiscal year in which such termination occurs had your employment continued and (z) reimbursement of any COBRA premiums you paid for continued health coverage during the 6 month period following the termination of your employment. For purposes of this section, “Cause” and “Good Reason” have the meaning set forth in Exhibit B attached hereto. The Company will not be required to pay the Severance Pay unless (i) you execute and deliver to the Company an agreement (“Release Agreement”) in a form reasonably satisfactory to the Company releasing from all liability (other than the payments and benefits contemplated by this letter or otherwise earned prior to your termination and payable to you) the Company, each member and affiliate of the Company, and any of their respective past or present investors, members, officers, directors, managers, employees or agents, which Release Agreement will not contain any additional non-disparagement, non-solicitation or non-competition obligations, and you do not revoke such Release Agreement during any applicable revocation period, (ii) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within 60 days following termination, and (iii) you continue to comply with the provisions of Sections 2 through 7, 9, 12 and 18 of Exhibit A, the terms of this letter and any restrictive covenant agreement between you and the Company and the provisions of the Release Agreement. The Severance Pay shall be paid in installments in accordance with the Company’s general payroll practices at the time of termination, but no less frequently than monthly, starting on the sixtieth (60th) day following your termination of employment, provided you have executed, delivered, and not revoked the Release Agreement during such revocation period for the Release Agreement described above.
10.
You shall not make any statement that would libel, slander or disparage the Company, any member of the Company or its affiliates or any of their respective past or present officers, directors, managers, stockholders, employees or agents, provided that the foregoing shall not prohibit you from (i) making truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (ii) making statements that you in good faith believe are necessary or appropriate to make in connection with performing your duties and obligations to the Company, (iii) engaging in concerted activity relative to the terms and conditions of your employment or (iv) in communications protected under the National Labor Relations Act, or from filing a charge or providing information to any governmental agency.
11.
While we look forward to a long and profitable relationship, you will continue to be an at-will employee of the Company as described in Section 8 of this letter. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.
12.
As noted in your original offer letter, as well as in the Company Handbook, the Company reserves the right to perform background checks during the term of your employment, subject to compliance with applicable laws. You have already executed forms authorizing such a background check. In the event that the Company terminates your employment hereunder due to an unsatisfactory background check, notwithstanding anything herein to the contrary, you will be entitled to the Severance Pay, subject to the conditions set forth in Section 9.
13.
Section 280G of the Internal Revenue Code
a.
In the event that any payment, coverage or benefit provided in respect of your employment with the Company and its affiliates, whether under this letter or otherwise and whether before or after termination of your employment (the “Payments”), would be subject to the Excise Tax (as defined below), but the imposition of the Excise Tax could be avoided by approval of shareholders described in Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), then you may cause the Company or any applicable affiliate of the Company to seek such approval, in which case the Company and any such affiliate will use their reasonable best efforts to cause such approval to be obtained and you will cooperate and execute such waivers as may be necessary so that such approval avoids imposition of any Excise Tax.
b.
In the event that any Payment could reasonably be expected to be subject to the Excise Tax and either (i) you do not elect to cause the Company or any applicable affiliate to seek approval of shareholders described in Section 280G(b)(5)(B) of the Code or (ii) such approval would not avoid the imposition of the Excise Tax, then the Company shall reduce (but not below zero) the aggregate present value of the Payments to the Reduced Amount (as defined below), if reducing the Payments will provide you with a greater net after-tax amount than would be the case if no such reduction was made. The Payments shall be reduced as described in the preceding sentence only if (a) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (b) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax to which you would be subject with respect to the unreduced Payments). Any reduction shall be made in accordance with Section 409A of the Code.
c.
For purposes of this Section 13, the term “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments without causing any Payments to be subject to the Excise Tax, determined in accordance with Section

280G(d)(4) of the Code, and the term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
d.
All determinations to be made under this Section 13 shall be made by an independent registered public accounting firm or consulting firm selected by the Company and consented to by you immediately prior to a change in control, which shall provide its determinations and any supporting calculations both to the Company and you within 15 days prior to the change in control. All fees and expenses of the accounting or consulting firm in performing the determinations referred to in this Section 13 shall be borne solely by the Company.
14.
This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, including but not limited to employment agreements, severance agreements, and bonus agreements, whether oral or written, between or among you and the Company, Parent or any of their respective predecessors or affiliates with respect to the specific subject matter hereof. Waivers or modifications of this letter are valid only if in writing and duly executed by each of the parties hereto.
15.
In the event of a conflict between the terms of this letter and the provisions of Exhibit A, the terms of this letter shall prevail.
16.
Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect to federal, state or local taxes. The intent of the parties is that payments and benefits under this letter be exempt from, or comply with, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. To the extent required by Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in -kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (a) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding anything in this letter to the contrary, if you are a “specified employee” for purposes of Code Section 409A and if payment of any amounts under this letter is required to be delayed for a period of six months after separation from service pursuant to Code Section 409A, payment of such amounts shall be delayed as required by Code Section 409A, and the accumulated amounts shall be paid in a lump sum payment within 15 days after the end of the six -month period, or if earlier, upon your death.

If you decide to accept the terms of this letter, and I hope you will, please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this letter and Exhibit A and returning them to me, not later than November 30, 2022. Should you have anything that you wish to discuss, please do not hesitate to contact me.

* * * *

By signing this letter and Exhibit A attached hereto, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

/s/ Rajeev Aggarwal
Rajeev Aggarwal
Chief Executive Officer

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ Jeannette C. Koonce Date signed: November 15, 2022
Jeannette C. Koonce

LIST OF EXHIBITS

Exhibit A: Executive Non-Disclosure, Invention, Non-Competition and Non-Solicitation Agreement

Exhibit B: Certain Definitions

EXHIBIT A

EXECUTIVE NON-DISCLOSURE, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

In consideration for the agreement of Cvent, Inc., its affiliates, successors or assigns (together "Cvent") to employ or hire me as an employee or consultant, my continued employment, my receipt of the compensation to be paid to me by Cvent, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree as follows:

1.
Definition of Confidential Information. I acknowledge that I may be furnished or have access to confidential, proprietary or trade secret information relating to Cvent's past, present or future (a) products, processes, formulas, patterns, compilations, programs, devices, methods, manufacturing protocols, techniques, inventions, software, and improvements thereto; (b) research and development activities, (c) designs and technical data; (d) marketing or business development activities, including without limitation prospective or actual bids or proposals, pricing information and financial information; (e) customers or suppliers; or (f) other administrative, management, planning, financial, marketing, purchasing or manufacturing activities. All of this type of information, whether it belongs to Cvent or was provided to Cvent by a third party with the understanding that it be kept confidential, and any documents, diskettes or other storage media, or other materials containing this type of information, is proprietary and confidential to Cvent ("Confidential Information"). This definition shall not limit any broader definition of “confidential information” or any equivalent term under applicable state or federal law.
2.
Non-Disclosure Obligations. Both during and after my employment or engagement with Cvent, I agree to preserve and protect the confidentiality of Confidential Information, and not to (a) disclose or disseminate Confidential Information to any third party, including without limitation employees or consultants of Cvent without a legitimate business need to know; (b) remove Confidential Information from Cvent's premises or make copies of Confidential Information, except as required to perform my responsibilities to Cvent; or (c) use Confidential Information for my own benefit or for the benefit of any third party. I also agree to take all actions necessary to avoid unauthorized disclosure and otherwise to maintain the confidential or proprietary nature of such Confidential Information. If I am not certain whether or not information is confidential, I will treat that information as Confidential Information until I have verification from Cvent's Chief Executive Officer that the information is not Confidential Information. I agree to notify Cvent in writing of any actual or suspected misuse, misappropriation, or unauthorized disclosure of Confidential Information that may come to my attention. I acknowledge that if I disclose or use knowledge of Cvent’s Confidential Information to gain an advantage for myself, for any Restricted Competitor, or for any other person or entity other than Cvent, such an advantage so obtained would be unfair and detrimental to Cvent.
3.
Exceptions. Cvent agrees that the obligations in Section 2 do not apply to any information that I can establish by documentary evidence (a) is in the public domain without a breach of this Agreement by me or a third party's breach of any obligation to maintain the confidentiality of the information; (b) was disclosed to me by a third party without breach of any confidentiality obligation; or (c) was independently developed by me without use of or access to the Confidential Information. Nothing in this Agreement prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity, from making disclosures that are protected under the whistleblower provisions of federal law or regulation (or similar laws of the jurisdiction in which I work), from reporting ethical or compliance concerns to the Cvent ethics hotline, or from engaging in protected concerted activity pursuant to the National Labor Relations Act (or similar laws of the jurisdiction in which I work).
a.
Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
b.
Nothing in this Agreement prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. I do not need the prior authorization of my supervisor or anyone else affiliated with Cvent to make any such reports or disclosures, and I am not required to notify my supervisor or anyone else affiliated with Cvent that I have made such reports or disclosures.
4.
Former Employer Information. I agree that I will not, during my employment or engagement with Cvent, improperly use or disclose any proprietary information or trade secrets of any former or current employer or any other person or entity and that I will not bring onto the premises of Cvent any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. I agree that when performing duties on behalf of Cvent, I will not breach any invention assignment, propriety information, confidentiality, noncompetition, nonsolicitation, or other similar agreement with any former employer or other party.
5.
Inventions and Works Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment or engagement with Cvent (collectively referred to as "Prior Works or Inventions"), which belong to me, which relate to Cvent's business, products, or research and development, and which are not assigned to Cvent hereunder, or, if no such list is attached, I represent that there are no such Prior Works or Inventions. If, in the course of my employment or engagement with Cvent, I incorporate into a Cvent product or process a Prior Work or Invention owned by me or in which I have an interest, Cvent is hereby granted and shall have a nonexclusive, royalty-free, assignable, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Work or Invention as part of or in connection with such product or process.
6.
Ownership of Works. I agree that Cvent owns all rights, including without limitation all trade secrets, patents and copyrights, in the following works that I create while I am employed or engaged by Cvent: (a) works that relate to or arise out of the actual or anticipated business of Cvent, (b) works that relate to or arise out of any task assigned to me or work I perform for Cvent, and (c) works that result from the use of Cvent's time, materials, employees, facilities, supplies, information, or trade secrets (collectively "Works"). Because these Works will inevitably be based upon or somehow involve Cvent's business, products, services or methodologies, I agree that the Works will belong to Cvent even if I create them on my own time and using my own equipment and whether I create the Works on Cvent's premises or elsewhere. The Works belonging to Cvent include without limitation program code and documentation. I will promptly inform an officer of Cvent of any Works I create. To the extent that the Works do not qualify as works made for hire under U.S. copyright law, I hereby irrevocably assign to Cvent the ownership of, and all rights of copyright and all other proprietary rights in, the Works. Cvent will have the right to hold in its own name all rights in the Works, including without limitation all rights of copyright, trade secrets and trademark. I agree to give Cvent or its designee all assistance reasonably required to perfect these rights, whether during the term of this Agreement or thereafter.
7.
Ownership of Inventions. I hereby irrevocably assign to Cvent my entire right, title and interest in any invention, technique, process, method, device, discovery or improvement, whether patentable or not, made or conceived solely or jointly by me while I am employed or engaged by Cvent that (a) is created using Cvent's time, materials, employees, facilities, supplies, information, or trade secrets; (b) relates to or arises out of the actual or anticipated business, including without limitation the research and development activities, of Cvent; or (c) relates to or arises out of any task assigned to me or work I perform for Cvent (collectively "Inventions"). I will promptly make full written disclosure to an officer of Cvent of any Inventions I develop. I will, upon request, promptly execute a specific assignment of title to Cvent and do anything else reasonably necessary to enable Cvent or its designee to secure patent, trade secret or any other proprietary rights protection in the United States and foreign countries, whether during or after the term of this Agreement. In the event that the Cvent is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the ownership and/or assignment of any Invention, I hereby irrevocably designate and appoint Cvent’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and stead to (i) execute, file, prosecute, register and/or memorialize the assignment and/or ownership of any Invention; (ii) to execute and file any documentation required for such enforcement and (iii) do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and/or ownership of, issuance of and enforcement of any Inventions, all with the same legal force and effect as if executed by me.
a.
I acknowledge that I am not entitled to use the Inventions for my own benefit or the benefit of anyone except Cvent without written permission from Cvent, and then only subject to the terms of such permission. I further agree that I will communicate to Cvent, as directed by Cvent, any facts known to me and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or to be made and generally do everything possible for title to the Inventions to be clearly and exclusively held by Cvent as directed by Cvent.
8.
Maintenance of Records. I agree to keep and maintain adequate and current written records of all Works and Inventions made by me (solely or jointly with others) during the term of my employment or engagement with Cvent. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Cvent. The records will be available to and remain the sole property of Cvent at all times.
9.
Return of Confidential Information. I agree to return to Cvent all Confidential Information, and all written and tangible material in my possession incorporating the Confidential Information or otherwise relating to Cvent’s business, in my possession, custody or control immediately upon the termination of my employment with or engagement by Cvent, or earlier if Cvent requests. I will cooperate with Cvent representatives and allow such representatives to oversee the process of erasing and/or permanently removing any such Confidential Information or other property of Cvent from any computer, personal digital assistant, phone, or other electronic device, or any cloud-based storage account or other electronic medium owned or controlled by me.
10.
Notification of New Employer. Before I either apply for or accept employment or enter into any consulting or other professional or business engagement with any other person or entity while Section 12 is in effect, I will provide such person or entity with written notice of the provisions of Section 12. While Section 12 is in effect, and in no event later than the first business day on or after the date in which I accept employment, or enter into any consulting or other professional or business engagement, with any other entity or person, I agree to further furnish the Company with the name and address of any new entity or person for whom I provide services, whether as an employee, consultant, or otherwise as well as a description of the services I will provide. I hereby grant consent to notification by Cvent to any person or entity that employs or engages me in the future about my rights and obligations under this Agreement.
11.
Representations and Warranties. I represent and warrant that (a) I am able to perform my responsibilities to Cvent and that my ability to work for or provide services to Cvent is not limited or restricted by any agreements or understandings between me and other persons or entities; (b) I will not disclose to Cvent, its employees, consultants, clients, teaming partners or suppliers, or induce any of them to use or disclose, any confidential information or material belonging to others, except with the written permission of the owner of the information or material; and (c) any information, material or product I create or develop for, or any advice I provide to, Cvent, its employees, consultants, clients, teaming partners or suppliers, will not rely or be based on confidential information or trade secrets I obtained or derived from a source other than Cvent. I agree to indemnify and hold Cvent harmless from damages, claims, costs and expenses based on or arising from the breach of any agreement or understanding between me and another person or company or from my use or disclosure of any confidential information or trade secrets I obtained from sources other than Cvent.
12.
Non-Competition and Non-Solicitation. I acknowledge that the nature of the Cvent’s business is highly competitive, that Cvent provides or markets its services in the entire Restricted Area (as defined below), that I have performed or will perform work for Cvent in the Restricted Business Lines (as defined below), and that Cvent’s legitimate business needs require that I refrain, for a reasonable period of time, from certain activities that would harm Cvent’s legitimate business interests after the conclusion of my employment with Cvent. Therefore, as a condition of my continued employment with Cvent, I agree as follows:

(a) Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

“Company Customer” means any person or entity to whom Cvent provided goods or services within the three year period immediately prior to the termination of my employment and who I solicited on behalf of Cvent and/or with whom I interacted on behalf of Cvent.

“Cvent Employee” means an individual who, at the time of or within the 6 month period immediately preceding the solicitation or hiring, is/was employed by Cvent.

“Prospective Customer” means any person or entity whom I, at any time during the twelve (12) month period preceding the termination of my employment, was involved in soliciting or making a proposal to, on behalf of the Company, for the provision of goods or services.

“Restricted Area” means the United States of America.

“Restricted Business Lines” means web-based event planning and registration (including in-person and virtual events, strategic meetings management, eMarketing, event mobile apps, web-based surveys, venue and services search and selection tools, sales and catering software, event diagraming and management, and other enterprise event management software) of the nature and kind sold, provided, or produced by Cvent during my employment with Cvent.

“Restricted Competitor” means any business entity (or subsidiary or affiliate thereof) engaged in a Restricted Business Line including but not limited to those businesses listed at: https://wiki.cvent.com/x/1ObSBQ, as it may be amended from time to time, including upon the termination of my employment.

(b) Non-Competition in the Restricted Area. I agree that during my employment and for two (2) years after the conclusion of my employment with Cvent for any reason, I will not compete with Cvent anywhere in the Restricted Area by serving in a competitive capacity on behalf of any person (including myself) or entity (including a sole proprietorship) that engages in the Restricted Business Lines. For purposes of this Section 12(b) and the next Section 12(c), “competitive capacity” shall mean any form of employment or service which involves (i) the same or substantially similar duties and responsibilities as my position with Cvent or supervision of others performing such duties, or (ii) sale, marketing, design, or development of products or services which compete with Cvent products or services.

(c) Non-Competition with a Restricted Competitor. I agree that during my employment and for two (2) years after the conclusion of my employment with Cvent for any reason, I will not compete with Cvent by serving in a competitive capacity with, for, or on behalf of any Restricted Competitor.

(d) Non-Solicitation of Company Customers and Prospective Customers. I agree that during my employment and for two (2) years after the conclusion of my employment with Cvent for any reason, I will not, within the Restricted Area, solicit or service any Company Customer or Prospective Customer for the purposes of offering or providing goods or services within the Restricted Business Lines. I understand that the restrictions set forth herein will not prevent me from providing goods or services to a Company Customer or Prospective Customer where such goods or services are independent from, and wholly unrelatable to, the Restricted Business Lines and the Confidential Information (subject to protocols to prevent me from disclosing Confidential Information).

(e) Non-Preparation to Compete. I agree that during my employment and for two (2) years after the conclusion of my employment with Cvent for any reason, I will not, directly or indirectly, own 2.5% or greater interest in, purchase, organize or take preparatory steps for the organization of, any business competing with Cvent in the Restricted Business Lines within the Restricted Area.

(f) Non-Solicitation of Cvent Employees. I agree that during my employment and for eighteen (18) months after the conclusion of my employment with Cvent for any reason, I will not, directly or indirectly, solicit or induce any Cvent employee to leave his/her employment with Cvent.

(g) Non-Hiring of Cvent Employees. I agree that during my employment and for eighteen (18) months after the conclusion of my employment with Cvent for any reason, I will not, directly or indirectly, hire or assist any other person or entity in hiring any Cvent Employee to serve in any business competing with Cvent in the Restricted Business Lines.

(h) Reformation. In the event that one or more of the provisions herein shall for any reason be held to be invalid or unenforceable, the parties hereto expressly agree to and authorize the modification of such provisions to be enforceable to the maximum extent permitted by applicable law, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal, or unenforceable shall not in any way affect or impair the validity, legality, or enforceability of this Agreement in any other jurisdiction.

(i) Severability. Each of subsections 12(b), 12(c), 12(d), 12(e), 12(f) and 12(g) are severable and, therefore, in the event that one or more of the provisions herein shall for any reason be held to be invalid or unenforceable, the parties agree the offending subsection may be severed and the remaining subsection enforced to the fullest extent.

In addition, each of subsections 12(b), 12(c), 12(d), 12(e), 12(f) and 12(g) are separable and independently enforceable of each other and of any legal obligations that may exist between Cvent and myself. The real or perceived existence of any claim or cause of action by me against Cvent, whether predicated on this Agreement or some other basis, shall not alleviate me of my obligations under this Agreement and shall not constitute a defense to the enforcement by Cvent of the restrictions and covenants contained herein.

Notwithstanding the foregoing, nothing contained in this Section 12 shall prohibit me from making investments in any corporation whose securities are regularly and publicly traded on a national stock exchange or the Nasdaq National Market, provided that such investments shall not result in my owning beneficially at any time more than 1% of the equity securities of any corporation (other than Cvent) which is engaged in the Restricted Business.

13.
Remedies; Indemnification. I agree that the obligations set forth in this Agreement are necessary and reasonable in order to protect Cvent’s legitimate business interests and (without limiting the foregoing) that the obligations set forth in Section 12 are necessary and reasonable in order to protect Cvent’s legitimate business interests in protecting its Confidential Information, Trade Secrets, customer and employee relationships and the goodwill associated therewith. I expressly agree that due to the unique nature of Cvent’s Confidential Information, and its relationships with its Customers and other employees, monetary damages would be inadequate to compensate Cvent for any breach by me of the covenants and agreements set forth in this Agreement. Accordingly, I agree and acknowledge that any such violation or threatened violation shall cause irreparable injury to Cvent and that, in addition to any other remedies that may be available in law, in equity, or otherwise, Cvent shall be entitled: (a) to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by me, without the necessity of proving actual damages; and (b) to be indemnified by me from any loss or harm; and (c) to recover any costs or attorneys’ fees, arising out of or in connection with any breach by me or enforcement action relating to my obligations under this Agreement.
14.
Mandatory Arbitration Clause; No Jury Trial. A Party may bring an action in court to obtain a temporary restraining order, injunction, or other equitable relief available in response to any violation or threatened violation of the restrictive covenants set forth in this Agreement. Otherwise, I expressly agree and acknowledge that Cvent and I will utilize binding arbitration to resolve all disputes that may arise out of the employment context.
a.
Both Cvent and I hereby agree that any claim, dispute, and/or controversy that I may have against Cvent (or its owners, directors, officers, managers, employees, agents, insurers and parties affiliated with its employee benefit and health plans), or that Cvent may have against me, arising from, related to, or having any relationship or connection whatsoever to the Employment, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act (9 U.S.C. §§ 1, et seq.) in conformity with the Federal Rules of Civil Procedure. Included within the scope of this Agreement are all disputes including, but not limited to, any claims alleging employment discrimination, harassment, hostile environment, retaliation, whistleblower protection, wrongful discharge, constructive discharge, failure to grant leave, failure to reinstate, failure to accommodate, tortious conduct, breach of contract, and/or any other claims I may have against Cvent for any exemption misclassification, unpaid wages or overtime pay, benefits, payments, bonuses, commissions, vacation pay, leave pay, workforce reduction payments, costs or expenses, emotional distress, pain and suffering, or other alleged damages arising out of the Employment or termination. Also included are any claims based on or arising under Title VII, 42 USC Section 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, Sarbanes-Oxley, all as amended, or any other state or federal law or regulation, equitable law, or otherwise relating in any way to the employment relationship.
b.
Nothing herein, however, shall prevent me from filing and pursuing proceedings before the United States Equal Employment Opportunity Commission or similar state agency (although if I choose to pursue any type of claim for relief following the exhaustion of such administrative remedies, such claim would be subject to resolution under these mandatory arbitration provisions). In addition, nothing herein shall prevent me from filing an administrative claim for unemployment benefits or workers’ compensation benefits.
c.
Nothing in the confidentiality or nondisclosure or other provisions of this Agreement shall be construed to limit my right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding Cvent, my Employment, or this Agreement. I am not required to contact Cvent regarding the subject matter of any such communications before engaging in such communications. I also understand that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I also understand that disclosure of trade secrets to attorneys, in legal proceedings if disclosed under seal, or pursuant to court order is also protected under 18 U.S. Code §1833 when disclosure is made in connection with a retaliation lawsuit based on the reporting of a suspected violation of law.

d.
In addition to any other requirements imposed by law, the arbitrator selected shall be a qualified individual mutually selected by the Parties, and shall be subject to disqualification on the same grounds as would apply to a judge. All rules of pleading, all rules of evidence, all statutes of limitations, all rights to resolution of the dispute by means of motions for summary judgment, and judgment on the pleadings shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. Likewise, all communications during or in connection with the arbitration proceedings are privileged. The arbitrator shall have the authority to award appropriate substantive relief under relevant laws, including the damages, costs and attorneys’ fees that would be available under such laws.
e.
My initial share of the arbitration fee shall be in an amount equal to the filing fee as would be applicable in a court proceeding, or $100, whichever is less. Beyond the arbitration filing fee, Cvent will bear all other fees, expenses and charges of the arbitrator.
f.
I understand and agree that all claims against Cvent must be brought in my individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. I understand that there is no right or authority for any dispute to be heard or arbitrated on a collective action basis, class action basis, as a private attorney general, or on bases involving claims or disputes brought in a representative capacity on behalf of the general public, on behalf of other Cvent employees (or any of them) or on behalf of other persons alleged to be similarly situated. I understand that there are no bench or jury trials and no class actions or representative actions permitted under this Agreement. The Arbitrator shall not consolidate claims of different employees into one proceeding, nor shall the Arbitrator have the power to hear an arbitration as a class action, collective action, or representative action. The interpretation of this subsection shall be decided by a judge, not the Arbitrator.
g.
Procedure. Cvent and I agree that prior to the service of an Arbitration Demand, the parties shall negotiate in good faith for a period of thirty (30) days in an effort to resolve any arbitrable dispute privately, amicably and confidentially. To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the “Demand”) on the other party by hand delivery or via overnight delivery service (in a manner that provides proof of receipt by respondent). The Demand shall be served before expiration of the applicable statute of limitations. The Demand shall describe the arbitrable dispute in sufficient detail to advise the respondent of the nature and basis of the dispute, state the date on which the dispute first arose, list the names and addresses of every person whom the claimant believes does or may have information relating to the dispute, including a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind. If respondent does not provide a written Response to the Demand, all allegations will be considered denied. The parties shall confer in good faith to attempt to agree upon a suitable arbitrator, and if unable to do so, they will select an arbitrator from the American Arbitration Association (“AAA”)’s employment arbitration panel for the area. The arbitrator shall allow limited discovery, as appropriate in his or her discretion. The arbitrator’s award shall include a written reasoned opinion.
h.
I understand, agree, and consent to this binding arbitration provision, and Cvent and I hereby each expressly waive the right to trial by jury of any claims arising out of Employment with Cvent. By initialing below, I acknowledge that I have read, understand, agree and consent to the binding arbitration provision, including the class action waiver. Initials: /s/ JK

15.
Injunctive Relief; Tolling. Notwithstanding the arbitration provisions contained here, or anything else to the contrary in this Agreement, I understand that the violation of any restrictive covenant in this Agreement may result in irreparable and continuing damage to Cvent for which monetary damages will not be sufficient, and agree Cvent will be entitled to seek, in addition to its other rights and remedies hereunder or at law and both before or while an arbitration is pending between the parties under this Agreement, a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction in order to preserve the status quo or prevent irreparable injury pending the full and final resolution of the dispute through arbitration, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned injunctive relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief through arbitration proceedings. This Section shall not be construed to limit the obligation for either party to pursue arbitration. The restriction time periods in this Agreement may be extended during the pendency of any litigation (including appeals) or arbitration proceeding, in order to give Cvent the full protection of the restrictive covenants as described in this Agreement.
16.
At-Will Employment Status. I understand and acknowledge that my employment with Cvent is for no specified term and constitutes “at-will” employment. I acknowledge that my employment relationship may be terminated at any time, with or without good cause or for any or no cause, at my option or at the option of Cvent, with or without notice. Nothing in this Agreement shall be construed as a commitment or guarantee of my continued employment or engagement.
17.
Non-Disparagement. During and after my employment with the Company, except to the extent compelled or required by law, I agree that I shall not disparage Cvent, its customers and suppliers or their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors or assigns or their respective products or services, in any manner (including but not limited to, verbally or via hard copy, websites, blogs, social media forums or any other medium); provided, however, that nothing in this Section shall prevent me from: exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to the my Section 7 rights under the National Labor Relations Act, filing a charge or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.
18.
Duty of Loyalty. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company’s express prior written consent, engage in any other business activity, unless such activity is for passive investment purposes only and will not require me to enter any services; or appropriate for my own business opportunities pertaining to the Group’s business. The foregoing does not limit me ability to serve on civic and charitable boards or committees.
19.
Miscellaneous Provisions.

(a) No failure to act by Cvent will waive any right contained in this Agreement. Any waiver by Cvent must be in writing and signed by an officer of Cvent to be effective.

(b) The provisions of this Agreement are applicable to Confidential Information, Works and Inventions disclosed, created, developed or proprietary before or after I sign this Agreement.

(c) This Agreement is to be construed according to its fair meaning and not strictly for or against either party.

(d) This Agreement will be governed by the laws of the Commonwealth of Virginia without regard to any conflict of law principles. The federal and state courts encompassing Arlington, Virginia shall have exclusive jurisdiction and venue to adjudicate any dispute arising out of this Agreement, and I expressly consent to the personal jurisdiction of such courts. The parties waive their right to a jury trial.

(e) TO THE MAXIMUM EXTENT PERMITTTED BY APPLICABLE LAW, THE PARTIES IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR OTHERWISE RELATED TO MY EMPLOYMENT OR ENGAGEMENT WITH CVENT.

(f) In any such action between the parties, the existence of any claim of mine or cause of action by me against Cvent, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Cvent of the restrictions, covenants and agreements contained herein.

(g) If any provision of this Agreement conflicts with the law of the Commonwealth of Virginia or if any provision is held invalid by a court with jurisdiction over the parties to this Agreement, the provision will be deemed to be modified and restated to reflect as nearly as possible the parties' original intentions in accordance with applicable law, and the remainder of the Agreement will remain in full force and effect. If it is not possible to restate the provision in a legal and valid manner, then the provision will be deemed not to be a part of the Agreement and the remaining provisions will remain in full force and effect.

(h) This document constitutes the entire agreement between Cvent and me concerning the matters addressed in this Agreement and it supersedes any prior agreement concerning those matters. This Agreement may not be changed in any respect except by a written agreement signed by both parties. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. My rights and obligations under this Agreement, including but not limited to those under Section 12, may be freely assigned by Cvent without notice to me.

(i) This Agreement may be assigned and inure to the benefit of Company or any successor of Company whether by merger, sale of assets, reorganization or otherwise.

(j) This Agreement will be binding upon my heirs, executors, administrators and other legal representatives.

(k) All remedies provided in this Agreement are cumulative and in addition to all other remedies which may be available at law or in equity.

(l) I acknowledge: (i) I have been given ample time to consider this Agreement; (ii) I am permitted to consult with my own attorney or other advisors prior to executing this Agreement; and (iii) I am entering into this Agreement knowingly and voluntarily intending to be legally bound. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall constitute an original and all of which together shall constitute one and the same agreement binding on all the parties. A PDF signature shall operate the same as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Signature:	/s/ Jeannette Koonce
Print Name:	Jeannette Koonce
Date:	May 12, 2022

EXHIBIT B

Certain Definitions

“Cause” means any of the following: (i) a material failure by you to perform your responsibilities or duties to the Company under this letter or those other responsibilities or duties as requested from time to time by the Board, after demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties; (ii) your engagement in illegal or improper conduct or in gross misconduct; (iii) your commission or conviction of, or plea of guilty or nolo contendere to, a felony that the Board in good faith believes will not materially harm the standing and reputation of the Company; (iv) your commission or conviction of, or plea of guilty or nolo contendere to, any felony other than the type set forth in clause (iii), a crime involving moral turpitude or any other act or omission that the Company in good faith believes may harm the standing and reputation of the Company; (v) a material breach of your duty of loyalty to the Company or your material breach of the Company’s written code of conduct and business ethics or Section 2 through 8 of the Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement, or any other agreement between you and the Company; (vi) dishonesty, fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of your duties as an employee; or (vii) excessive and unreasonable absences from your duties for any reason (other than authorized vacation or sick leave) or as a result of your Disability (as defined below).

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, for an extended period but not less than 60 business days in any consecutive 6 month period, as determined in the sole discretion of the Company.

“Good Reason” means that you voluntarily terminate your employment with the Company if there should occur, without your written consent:

(i)
a material, adverse change in your duties or responsibilities with the Company, provided that a change in title or a change in the person or office to which you report, shall not, by itself, constitute such a material, adverse change;
(ii)
relocation of your principal place of employment by more than 35 miles;
(iii)
a reduction in the Initial Base Salary by more than 10% in the aggregate during the term of your employment under this letter or a reduction in your base salary by less than 10% which is not applied to similarly ranked employees; and/or
(iv)
the material breach by the Company of any offer letter or employment agreement between you and the Company.

provided, however, that in each case above, (i) you must first give the Company written notice of any of the foregoing within thirty (30) business days following the first occurrence of such event in a written explanation specifying the basis for your belief that you are entitled to terminate your employment for Good Reason, (ii) the Company must have thirty (30) days to cure such event and (iii) provided that the Company does not reasonably cure such event, you must actually resign your employment within ten (10) days following the cure period described in (ii).

Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by you.

All references to the Company in these definitions shall include parent, subsidiary, affiliate and successor entities of the Company.